Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) made and entered into effective as of February 9, 2026 (the “Effective Date”) by and between Christopher Miglino (“Employee”), an individual, residing at 1688 Bahia Vista, Sarasota FL 34239, and Axe Compute Inc., 91 43rd St., Suite 110, Pittsburgh, PA 15201, a Delaware corporation (“Company”), collectively referred to as “the Parties”.

WHEREAS, the Company desires to employ Employee to render services for the Company as its Chief Executive Officer on the terms and conditions hereinafter set forth, and Employee desires to be employed by the Company on such terms and conditions;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1.	Employee’s Acknowledgment and Certifications. Employee hereby represents and certifies that Employee is not subject to any other agreement or restrictive covenant that Employee violates by working with the Company. Further, Employee represents that no conflict of interest or breach of Employee’s fiduciary duties will result by working with and performing duties for the Company. Employee further agrees and certifies that Employee will not use or disclose to the Company any confidential, proprietary or trade secret information belonging to another individual or entity which may not properly be used or disclosed by Employee to the Company.

2.	Employment and Term. The Company hereby employs Employee and Employee hereby accepts employment with the Company upon the terms and conditions of this Agreement. Employee’s employment with the Company is at-will and will commence on February 9, 2026. This Agreement does not modify the at-will nature of Employee’s employment nor is it intended to guarantee Employee a specific term of employment with the Company. Either Employee or the Company may terminate the employment relationship at any time, for any lawful reason. Employee agrees to abide by all Company rules, policies, and procedures.

3.	Duties. Employee shall have the title of Chief Executive Officer and shall serve as a member of the Board of Directors in accordance with the Company’s bylaws. Employee will devote Employee’s full working time, attention, loyalty, skills and efforts to diligently perform all the duties, responsibilities, and requirements assigned to Employee while employed by the Company. Employee will work remotely from his home office in Sarasota, Florida, and will travel on business matters to the Company’s offices and elsewhere at Company expense, as needed, subject to the Company’s Expense Reporting Procedure and policies, as in effect from time to time. Employee’s title, position and duties are at all times subject to change at the Company’s sole discretion. Employee will be limited to holding board seats for a maximum of two companies in addition to the Company in addition to the existing board seat and position currently held at SRAX Inc., and no such position shall conflict or interfere with Employee’s obligations to the Company and Employee shall provide prompt notice to the Board of Directors of such board seats or serving as any other role in other companies.

4.	Compensation.

a.	Base Salary. Employee will receive an initial annualized base salary of $575,000 (gross, less applicable legally required withholdings and such other deductions as Employee voluntarily authorizes in writing). Employee’s base salary and other compensation will be subject to review and adjustment by the Company at any time, as the Company deems appropriate; provided, that Employee’s base salary will not be reduced without Employee’s consent unless a salary reduction is imposed upon substantially all employees of the Company as part of a general reduction.

b.	Bonus and Incentive Compensation. For each calendar year during the term of this Agreement, beginning at date of hire in 2026, Employee shall be eligible to receive an annual incentive bonus determined annually at the discretion of the Compensation Committee of the Board (the “Compensation Committee”). Any annual incentive bonus for the 2026 calendar will be pro-rated for the period during which he is employed by the Company following the Effective Date. The Compensation Committee will award a bonus based on performance of Employee vs. annual MBO/Objectives on a percentage of base salary. The Compensation Committee will be the evaluator of Employee performance and will make the final decision on the bonus amount. Bonus payout will range from 0% to 50% of base salary, or at the Board’s discretion, a higher percentage based on performance. Any bonus payments made under this Section 4(b) shall be paid within 2 1/2 months of the end of the bonus period, provided that Employee was employed by the Company on the last day of the bonus period.

c.	Long-Term Incentive Grants. Employee will also be eligible to participate in a long-term incentive plan to be adopted and maintained for senior executive officers of the Company by the Compensation Committee. Employee will also be considered for stock option awards in connection with grants to key employees and in other appropriate circumstances.

d.	Initial Equity Grant. Subject to approval by the Compensation Committee or a majority of the Company’s Independent Directors as defined in Nasdaq Listing Rule 5605(a)(2), and as a material inducement to accept the Company’s offer of employment, Employee will be granted a stock option to purchase 500,000 shares of the Company’s common stock subject to the terms of a standalone agreement between the Company and Employee pursuant to the Nasdaq inducement grant exception under Nasdaq Listing Rule 5635(c)(4) in the form attached hereto as Exhibit A (the “Inducement Options”). The exercise price of the Inducement Options will be at fair market value on the date of grant and shall be subject to a three-year vesting period with 1/3 of the Inducement Options vesting on the first anniversary of the grant date and the remainder vesting in equal monthly installments over the next 24 months, subject to Employee’s continued employment with the Company through each vesting date.

e.	Directors & Officers Insurance. While employed by the Company, Employee shall be considered an officer of the Company and shall be covered by D&O Insurance, or any other similar type of insurance, that provides coverage for Employee’s acts or omissions undertaken during the course and scope of Employee’s employment, and maintain coverage for Employee for at least three (3) years following Employee’s employment.

5.	Additional Benefits.

a.	Automobile. The Company shall reimburse Employee for deductible automobile mileage according to its Expense Reporting Procedures.

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b.	Business Expenses. The Company will reimburse Employee for all reasonable, deductible and substantiated business expenses per its Expense Reporting Procedures. This includes, but is not limited to, such expenses as computer and necessary software, cell phones and business meetings.

c.	Paid Time Off. Employee shall be entitled to thirty-three (33) days of paid time off per each calendar year earned ratably over each calendar year, to be taken at such times as Employee and the Company shall determine and provided that no paid time off time shall unreasonably interfere with the duties required to be rendered by Employee hereunder. Pursuant to the Company’s policy, Employee may carry over up to a maximum of 80 hours of paid time off to the next calendar year. Accrued but unused paid time off will be paid out to Employee at the time of termination of employment.

d.	Benefits. Employee will be eligible to participate in other benefits programs generally available to executive officers of the Company specifically including health and dental insurance, short-term and long-term disability insurance, life insurance and the 401(k) plan.

6.	Non-Competition. Employee agrees that while employed by the Company and for a period of twelve (12) months after the date Employee’s employment with the Company terminates, regardless of the reason for termination, Employee will not, without the prior written consent of the Company, directly or indirectly, as an owner, director, officer, consultant, or employee (in a position the same as or similar to Employee’s position with the Company), for Employee’s own behalf or on behalf of any other person or entity, anywhere in the United States of America:

a.	Prohibition on Competition. Engage in or render services, directly or indirectly, to any person or organization engaged in or about to become engaged in the development, production, marketing or selling of any product, process or service in existence or under development which is similar to or competes with a product, process or service of the Company. For purposes of this subsection (a), “similar to or competes with” shall be interpreted to include only persons or organizations whose principal business involves products, processes, or services that directly compete with the Company’s products, processes, or services (including products or services then in development), and shall not be construed to prohibit Employee from holding, trading, investing in, or otherwise participating in the broader cryptocurrency or digital asset markets generally, including owning or transacting in widely traded cryptocurrencies, tokens, or digital assets on Employee’s own behalf, so long as such activity does not involve providing services to, or acting on behalf of, a direct competitor of the Company; or

b.	Company Clients. Work or perform services as an employee, agent, independent contractor or otherwise, for any client, customer, supplier or business partner of the Company with whom Employee worked, solicited, marketed or obtained confidential information about during Employee’s employment with the Company; or

c.	Non-Solicitation. (i) Solicit, contact, sell to, provide services to, or attempt to divert, take away or induce clients or prospective clients of the Company with whom Employee worked, solicited, marketed, or obtained confidential information about during Employee’s employment with the Company, regarding services or products that are competitive with any of the Company’s services or products; or (ii) solicit, divert, take away or induce any employee or independent contractor of the Company to leave the employ or service of the Company.

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The Company is providing Employee with adequate and valuable consideration to compensate Employee for the reasonable restrictions on Employee’s post-employment competitive activities contained within this Agreement. It is understood that the business provided by SRAX Inc. should not be considered competitive in violation of Section 6(a) above, provided that Employee otherwise complies with the terms of this Agreement (including those related to confidentiality and non-solicitation). Employee hereby acknowledges that Employee’s employment with the Company, and the benefits associated with that, the Employee’s stock option grant and access to certain of the Company’s proprietary information and goodwill, constitute adequate and sufficient consideration for the restrictive covenants in this Agreement. Employee agrees that the restrictions set forth in this Agreement are reasonable considering Employee’s position.

If any of the above restrictions are deemed by a court of competent jurisdiction to be unreasonable in duration or in geographical scope, it will be considered modified and valid for such duration and geographical scope as the court determines to be reasonable under the circumstances. The duration of the above restrictions will be extended beyond the twelve (12) month period for a period equal to the duration of any breach or default of such covenant by Employee. Upon terminating employment with the Company (for whatever reason), Employee has an affirmative obligation to inform any prospective employer and/or actual employer, of Employee’s post-employment obligations contained within this Agreement including Employee’s non-competition and non-solicitation obligations.

7.	Intellectual Property. Employee agrees that all rights, title and interest of every kind and nature whatsoever, whether now known or unknown, in and to any “Intellectual Property,” defined to include, but not be limited to, any patent rights, trademarks, copyrights, ideas, creations and properties invented, created, written, developed, furnished, produced or disclosed by Employee in the course of rendering his/her services to the Company (both before the execution of this Agreement and thereafter) shall, as between the Parties, be and remain the sole and exclusive property of the Company for any and all purposes and uses whatsoever, and Employee shall have no right, title or interest of any kind or nature therein or thereto, or in and to any results and proceeds there from. Employee agrees to assign, and hereby expressly and irrevocably assigns, to the Company all worldwide rights, title and interest, in perpetuity, in respect of any and all rights Employee may have or acquire in the Intellectual Property. The assignment of the rights as above shall not lapse if the Company has not exercised its rights under the assignment for any period of time or in any jurisdiction or territory. The preceding sentence does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Employee’s own time, and which (1) does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, and (2) does not result from any work performed by Employee for the Company. To the extent any rights, title and interest in and to Intellectual Property rights can be neither assigned nor so licensed by Employee to the Company, Employee hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against the Company, any of the Company’s successors in interest, and the customers and licensees of either. Further, Employee agrees to waive, and hereby waives, any “moral rights” Employee may have or may obtain in the Intellectual Property. Employee further agrees to assist the Company in every proper way to apply for, obtain, perfect and enforce rights in the Intellectual Property in any and all countries, and to that end Employee will execute all documents for use in applying for, obtaining and perfecting such rights and enforcing same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. Employee appoints the Company as its attorney in fact to execute any documents necessary to achieve such results. To the maximum extent possible, the Company shall be shown in all documentation as the owner of all rights in the Intellectual Property.

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Notwithstanding anything to the contrary in this Section 7, the Parties acknowledge and agree that any intellectual property, inventions, works of authorship, developments, improvements, confidential information, or other proprietary rights (collectively, “Outside IP”) that Employee creates, develops, or contributes to solely in the course of Employee’s service as a director, officer, advisor, consultant, or employee of any other board, company, or entity that is expressly disclosed to and approved by the Company pursuant to this Agreement (each, an “Approved Outside Activity”) shall not be deemed “Intellectual Property” under this Agreement and shall not be owned by, assigned to, or claimed by the Company. For clarity, the Company hereby disclaims any right, title, or interest in such Outside IP, and Employee shall have no obligation to assign such Outside IP to the Company. Employee agrees not to incorporate any Outside IP into any Company intellectual property.

8.	Nondisclosure of Confidential Information. Employee shall keep confidential and not disclose to anyone or use, either during or after Employee’s employment with the Company, any Confidential Information of the Company, except as required by Employee’s employment with the Company or as expressly authorized in writing by the Company. For the purposes of this Agreement, “Confidential Information” is any and all sensitive, confidential, proprietary and trade secret information concerning or relating to the Company and its direct and indirect parents, subsidiaries and/or affiliated organizations, including any information or compilation of information which derives independent economic value from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use. Examples of Confidential Information not to be disclosed or used except as expressly permitted by the Company include, but are not limited to, the following:

a.	All patterns, compilations, programs, know how; designs, processes or formulae; software; market or sales information or plans, devices, methods, concepts, techniques, processes, source codes, data capture innovations, algorithms, user interface designs and database designs relating to the Company’s products, services, systems or business;

b.	Information acquired or compiled by the Company concerning actual or potential clients/customers, suppliers and business partners, including their identities, financial information concerning their actual or prospective business operations, identity and quantity of services and/or products provided by the Company, and any unpublished written materials furnished by or about them to the Company; and

c.	Information concerning the Company’s ownership, management, financial condition, financial operations, business activities or practices, sales activities, marketing activities or plans, research and development, pricing practices, legal matters, and strategic business plans.

Employee acknowledges that the Company shall at all times be and remain the owner of all Confidential Information disclosed to/acquired by Employee during Employee’s employment with the Company, and Employee acknowledges that Employee may use the Confidential Information only for the limited purposes for which it was disclosed under this Agreement. Employee shall use his/her best efforts to preserve the confidentiality of such Confidential Information which he/she knows or reasonably should know the Company deems to be Confidential Information. Employee agrees that he/she will not knowingly use, disclose or permit the use or disclosure of the Company’s Confidential Information. The obligations of this Section shall continue in full force and effect after the termination of this Agreement and the termination of Employee’s employment with the Company. As used in this Section 8, the “Company” shall include the Company and each of its direct and indirect parent, subsidiary and affiliated organizations on a collective basis.

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9.	Use, Removal, and Return of the Company’s Property. Employee shall not use, duplicate, disseminate or remove from the Company’s premises any information contained in any records, documents, data, or other tangible items of the Company in original, duplicate or copied form, except as needed in the ordinary course of performing his/her employment duties for and subject to the approval by the Company. Employee shall immediately deliver to the Company, upon termination of Employee’s employment with the Company, or at any other time upon the Company’s request, any records, documents, data, and other tangible items in Employee’s possession or control belonging to or relating to the products, services, systems or business of the Company. Employee will not retain any copies or reproductions of records, documents, data or other tangible items of the Company or any of its direct or indirect parent, subsidiary or affiliated organizations.

10.	Termination by Company for Cause. The Company may terminate Employee’s employment for “Cause” at any time, without notice. For purposes of this Agreement, the term “Cause” shall mean any of the following:

•	Employee engages in willful misconduct or fails to follow the reasonable and lawful instructions of the Board of Directors, if such conduct is not cured within thirty (30) calendar days after the Company sends notice to the Employee of the alleged Cause,

•	Employee embezzles or misappropriates assets of the Company or any of its subsidiaries;

•	Employee’s violation of Employee’s obligations in this Agreement, if such conduct is not cured within thirty (30) calendar days after the Company sends written notice to the Employee of the alleged Cause;

•	Breach of any agreement between Employee and the Company or to which the Company and Employee are parties, or a breach by Employee of a fiduciary duty or responsibility to the Company;

•	The commission by Employee of fraud or other willful conduct that adversely affects the business or reputation of the Company, as determined in the Company’s sole discretion; or;

•	The Company has a reasonable belief Employee engaged in some form of harassment or other improper conduct prohibited by the Company policy or the law.

In the event of a termination for Cause, Employee shall only be entitled to receive payment of base salary, in effect at the time of termination, through Employee’s last date of employment and accrued, unused paid time off. Employee will not be entitled to any other payments, salary or bonus. Employee shall have absolutely no right to receive or retain any other payment or compensation whatsoever under this Agreement. The Employee’s rights and obligations regarding stock options, restricted stock or other equity incentives owned by Employee shall be determined in accordance with and be governed by the 2024 Plan or other applicable equity plan.

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11.	Termination by the Company without Cause. The Company may terminate Employee’s employment without Cause at any time, for any reason, without notice. In the event Employee’s employment is terminated by the Company without Cause, Employee shall be entitled to receive payment of base salary, in effect at the time of termination, through Employee’s last date of employment and accrued, unused paid time off. In addition, Employee shall be entitled to receive from the Company (a) severance pay in an amount equal to twelve (12) months of Employee’s base salary then in effect at the time of termination, less applicable taxes and withholdings; and (b) bonus payment on a pro-rata basis through the date of Employee’s termination. The severance pay and bonus payment provided in the preceding sentence is conditioned upon Employee’s execution of a full and final release of all claims against the Company and not rescinding or revoking (to the extent permitted under such release) Employee’s release, in a form acceptable to the Company within sixty (60) days following the date of termination of employment. The severance pay and bonus payment will be paid to Employee in equal bimonthly installments over a period of 12 (twelve) months (or 24 pay periods), with the first payment on the first payday following Employee’s execution of the release and the expiration of any rescission and revocation periods provided in the release and subsequent payments on subsequent paydays; provided, however, if the period during which the release may be reviewed and executed begins in one calendar year and ends in a second calendar year, the severance payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such period.

12.	Termination by Employee for Good Reason. For purposes of this Agreement, “Good Reason” shall include (i) a material diminution in Employee’s position, duties, base salary, and responsibilities; or (ii) the Company’s notice to Employee that his or her position will be relocated to an office which is greater than 100 miles from Employee’s prior office location. In all cases of Good Reason, Employee must have given notice to the Company that an alleged Good Reason event has occurred and the circumstance must remain uncorrected by the Company after the expiration of thirty (30) days after receipt by the Company of such notice. If Employee terminates his or her employment for Good Reason, Employee shall be entitled to receive from the Company payment of base salary, in effect at the time of termination, through Employee’s last date of employment and accrued, unused paid time off. In addition, Employee shall be entitled to (a) severance pay in an amount equal to twelve (12) months of Employee’s base salary then in effect at the time of termination, less applicable taxes and withholdings; and (b) bonus payment on a pro-rata basis through the date of Employee’s termination. The severance pay and bonus payment provided in the preceding sentence is conditioned upon Employee’s execution of a full and final release of all claims against the Company, and not rescinding or revoking (to the extent permitted under such release) Employee’s release, in a form acceptable to the Company. The severance pay and bonus payment will be paid to the Employee in equal bimonthly installments over a period of 12 (twelve) months (or 24 pay periods) with the first payment on the first payday following Employee’s execution of the release and the expiration of any rescission and revocation periods provided in the release and subsequent payments on subsequent paydays; provided, however, if the period during which the release may be reviewed and executed begins in one calendar year and ends in a second calendar year, the severance payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such period.

13.	Termination by Employee without Good Reason. If Employee terminates his or her employment with the Company without Good Reason, Employee is only entitled to his or her base salary, then in effect at the time of termination, through Employee’s last day of employment and accrued, unused paid time off. Employee will not be entitled to any other payments, salary, or bonus.

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14.	Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of Delaware. The venue for any action relating to this Agreement shall be the federal or state courts located in Wilmington, Delaware, to which venue each party hereby submits.

15.	Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given, when received, if delivered by hand or by telegram, or three (3) working days after deposited, if placed in the mail for delivery by certified mail, return receipt requested, postage prepaid and addressed to the appropriate party at the following addresses first written above. Addresses may be changed by written notice given pursuant to this Section; however, any such notice shall not be effective, if mailed, until three (3) working days after depositing in the mails or when actually received, whichever occurs first.

16.	Other Agreements. This Agreement contains the entire agreement between the Parties concerning terms of employment and supersedes at the effective date hereof any other agreement, written or oral, except the 2024 Plan or other applicable equity plans and the applicable award agreements under such plans.

17.	Section 409A.

a.	Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service within the meaning of Section 409A of the Code, the Company determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee becomes entitled to under this Agreement or otherwise on account of Employee’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Employee’s separation from service, or (B) Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

b.	All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

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c.	To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Employee’s termination of employment, then such payments or benefits shall be payable only upon Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

d.	The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

e.	The Company makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, Section 409A of the Code.

18.	Modification and Waiver. A waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof. Any modification of this Agreement must be in writing and signed by both parties.

19.	Scope of Remedies. In the event Company or Employee breaches the covenants contained in this Agreement, parties recognize that irreparable injury will result to the other party, that the Company’s or Employee’s traditional remedies at law for damages will be inadequate, and that the Company or employee shall be entitled to injunctive relief ordered by a judicial court of competent jurisdiction to restrain the continuing breach by either party, Employee’s partners, agents, or employees, or any other persons or entities acting for or with Employee. The Company and Employee shall further be entitled to seek remedies in a judicial court of competent jurisdiction for damages, reasonable attorney’s fees, and all other costs and expenses incurred in connection with the enforcement of this Agreement, in addition to any other rights and remedies which the Company may have at law or in equity.

20.	Binding Effect, Assigns, Successors, Etc. The benefits and obligations of this Agreement shall inure to the successors and assigns of the Company, to any person or entity which purchases substantially all of the assets of the Company, and to any subsidiary, affiliated company, or operating division of the Company. By Employee’s signature below, Employee consents to any assignment of this Agreement to any such acquiror, subsidiary, affiliated company, or operating division. This Agreement is not assignable by Employee.

21.	Savings Clause. If any provision, portion or aspect of this Agreement is determined to be void, or voidable by any legislative, judicial or administrative action as properly applied to this Agreement, then this Agreement shall be construed to so limit such provision, portion or aspect thereof to render same enforceable to the greatest extent permitted by or in the relevant jurisdiction.

22.	Headings. The headings of this Agreement are intended solely for convenience and reference, and shall give no effect in the construction or interpretation of this Agreement.

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23.	Survival. The restrictions on Employee’s post-employment activities (including Employee’s confidentiality obligations and restrictive covenants), and those sections of this Agreement that pertain to interpretation and enforcement of such restrictions, will survive the termination of this Agreement and/or Employee’s employment and will remain in full force and effect.

24.	Execution and Delivery. This Agreement may be executed in counterparts, which taken together shall constitute one agreement binding on all the Parties. Electronically transmitted signatures shall be valid and binding to the same extent as signatures delivered in original. In making proof of this Agreement, it will be necessary to produce only one copy signed (or reproduced from an electronically delivered signature) by the party to be charged.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and year first written above.

AXE COMPUTE INC.		EMPLOYEE

By:	/s/ Josh Blacher	By:	/s/ Christopher Miglino
Name: Josh Blacher		Christopher Miglino
Title: Chief Financial Officer

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